Exhibit 10.9

MUTUAL COMPENSATION SCHEDULE

This Compensation Schedule (this “Schedule”) is made and effective as of March 25, 2016 (the “Effective Date”), by and between AmericaTowne, Inc., a Delaware corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 4700 Homewood Court, Suite 100 in Raleigh, North Carolina 27609 (“AmericaTowne”) and Ms. Toni Oyelowo on behalf of with an address for notice purposes of Femaugust Consultant Nig Ltd 4 Oyelowo close; Surulere, Lagos Nigeria (the “Service Provider”), and is incorporated into and merged with the United States Trade Center Service Provider Agreement between the Service Provider and AmericaTowne (the “Agreement”.) AmericaTowne and the Service Provider may be defined singularly as a “Party” or collectively as the “Parties.”

WHEREAS, until further written amendment hereto signed by the Parties, the Parties agree that this Schedule shall govern compensation from AmericaTowne to the Service Provider for providing those services set forth in the Agreement.

NOW, THEREFORE, in consideration the representations, warranties and agreements herein contained, the Parties agree as follows:

1. Support Services. Subject to the disclosures set forth in Section 3 and Section 4 of this Schedule, during the Term and, if applicable, the Option Term, as these terms are defined in the Agreement, AmericaTowne shall pay the Service Provider:

a) Solely at AmericaTowne’s discretion a fee equal to 1.0% to 13% of the gross value of all funds, insurance, loans and or guarantees charged and collected from those businesses and individuals participating or contracting with AmericaTowne export program;

b) A stock award of 25,000 shares of AmericaTowne’s commons stock one year after this agreement is signed and it is still in force and affect;

c) Starting at the end of the third month, provided that the Service provider has met the production schedule, a monthly stipend $1,600.00 paid solely at the discretion of AmericaTowne; and

d) A stock option of 25,000 shares of commons stock of AmericaTowne for each year the agreement is in force for up to five years. Starting in the year 2016 and each year thereafter, the option can be exercised annually in the month of December on or before the 31st of December at the option price of $1.50 per common share.

2. In addition, the Service Provider agrees to pay AmericaTowne a nonrefundable service fee of $35,000.00 USD on the Effective Date (the "Service Fee"). The Service Fee is recognized when deliverables are provided. The Service Fee is paid for deliverables including the formation and registration of the LLC, recording the Service Provider’s ownership interest in the newly formed entity, and the delivery of marketing materials to be used by the Service Provider. The Service Fee is to be paid as follows: $6,000 upon signing this agreement; and monthly payments of $500 a month for six months, and $1,000 a month for 26 months. The first monthly payment will start on 1 June 2016, and run for 32 consecutive months. At the discretion of AmericaTowne Inc. the Service Provider may be required to sign a note for outstanding service fees. In addition AmericaTowne Inc. at its sole discretion may exchange other assets or items of value for payments due. The Service Provider shall be given credit for any and all funds paid pursuant to this agreement.

3. The Service Provider Is Not A Real Estate Broker. AmericaTowne agrees that the Service Provider is not being compensated as a real estate broker or salesperson as the Service Provider is not licensed as such a broker or salesperson, and the Service Provider shall not sell or offer for sale, buy or offer to buy, provide or offer to provide market analyses, list or offer or attempt to list, or negotiate the purchase or sale or exchange or mortgage of real estate, and AmericaTowne acknowledges and agrees that it will retain its own attorneys, accountants and real estate brokers and/or salespeople, as needed, for any transactions contemplated under the Agreement and this Schedule.

4. The Service Provider Is Not A Securities Broker or Dealer. AmericaTowne agrees that the Service Provider is not being compensated as a broker/dealer or registered FINRA representative in the business of selling securities. AmericaTowne acknowledges that the Agreement and this Schedule is limited solely to consulting and advisory services, and AmericaTowne agrees that the compensation set forth herein shall be categorized as valuable consideration in the context of facilitating the services under the Agreement, and payment of any consideration under this Schedule constitutes a waiver and release of any claims by AmericaTowne that the payment is related in any manner to the sale of securities.

5. Merger and Integration. This Schedule, along with the Agreement, contain the entire agreements of the Parties, and any and all prior schedules, agreements, representations, promises or, to the extent recognized by a court of competent jurisdiction to constitute binding duties and obligations under North Carolina law, are superseded by and/or merged into the aforementioned agreements.

6. Miscellaneous. The Parties agree that all other remaining provisions set forth in the Agreement are incorporated by reference as if fully stated herein.

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed and delivered as of the date set forth above.

AMERICATOWNE, INC.

By:/s/ Alton Perkins                                                     Date 3/27/2016

Alton Perkins

Chairman of the Board

Authorized by Board of Directors

THE SERVICE PROVIDER

By:/s/ Ms. Toni Oyelowo                                           Date 3/27/2016

Ms. Toni Oyelowo

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